Exhibit 8.2

July 17, 2026

FSC Bancshares, Inc.

124 East Third Street

Cameron, Missouri 64429

Dear Ladies and Gentlemen:

We have acted as special counsel to FSC Banchsares, Inc. (“FBI”), a Missouri corporation, in connection with the proposed merger of Hawthorn Holdco, Inc. (“Merger Sub”) with and into FBI, with FBI as the surviving corporation (the “Merger”), immediately followed by the merger of FBI with and into Hawthorn Bancshares, Inc. (“HBI”), with HBI as the surviving corporation (the “Second Step Merger” and, together with the Merger, the “Mergers”) in accordance with that certain Agreement and Plan of Reorganization, dated April 29, 2026, by and among HBI, Merger Sub, and FBI (the “Agreement”), and the preparation and filing of the Registration Statement on Form S-4, originally filed by HBI with the United States Securities and Exchange Commission (the “SEC”) on June 26, 2026 (including the proxy statement/prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax matters relating to the Mergers in connection with the filing of the Registration Statement.

In providing our opinion, we have examined and relied upon: the Agreement; the Registration Statement; the certificates of FBI and HBI, delivered to us on or about July 17, 2026, with respect to various factual representations and certifications (collectively, the “Certificates”); and such other documents as we have deemed necessary or appropriate for purposes of our opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, Registration Statement, Certificates, or other documents. In addition, we have assumed that (i) all signatures on all documents examined and relied upon by us are genuine, that all such documents are authentic and complete, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents; (ii) the Mergers and transactions specified in the Agreement will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); (iii) the statements concerning the transaction and the parties thereto set forth in the Agreement and Certificates are true, complete, and correct, and the Registration Statement is true, complete, and correct; and (iv) HBI, Merger Sub, FBI, and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications, and limitations contained herein and in the proxy statement/prospectus included in the Registration Statement, as well as the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time of the Mergers, we are of the opinion that, (i) under currently applicable United States federal income tax law, the descriptions of law and the legal conclusions contained in the proxy statement/prospectus included in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers” are correct in all material respects, and the discussion thereunder represents an accurate summary of the United States federal income tax consequences of the Mergers that are material to the holders of FBI common stock; and (ii) for U.S. federal income tax purposes, the Mergers, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

1201 Walnut Street, Suite 2900, Kansas City, MO 64106

July 17, 2026

Other than as set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement; (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange; and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Mergers, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published announcements of the Internal Revenue Service (“IRS”), and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform FBI of any such change or inaccuracy that may occur or come to our attention.

As you are aware, no ruling has been or will be requested from the IRS concerning the United States federal income tax consequences of the Mergers. You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. You should also be aware that there can be no assurance, and none is given, that the IRS will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the IRS.

Although we may have acted as counsel to FBI in connection with certain matters other than the Mergers, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving FBI as to which we have not been consulted and have not represented FBI. This opinion letter is limited to matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered for the benefit of FBI in connection with the Mergers and the filing of the Registration Statement, and this opinion letter is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the SEC as Exhibit 8.2 to the Registration Statement and the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Mergers” and “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Stinson LLP

STINSON LLP